UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  February 23, 2012

LIQUIDITY SERVICES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-51813	52-2209244
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1920 L Street, N.W., 6th Floor, Washington, D.C.	20036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (202) 467-6868

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)   Agreement with the Chief Financial Officer.

On February 23, 2012, Liquidity Services, Inc. (the “Company”) entered into a new Executive Employment Agreement (the “Agreement”) with James M. Rallo, the Company’s Chief Financial Officer and Treasurer.  The Agreement is effective as of February 23, 2012 and replaces the previous Executive Employment Agreement between the Company and Mr. Rallo, which was effective from February 21, 2009 until February 20, 2012.

The Agreement provides for an annual base salary of $311,456, subject to annual increases at the discretion of the Company’s Chief Executive Officer or the Company’s Board of Directors.  The Agreement also provides that Mr. Rallo is eligible for an annual incentive bonus based upon the achievement of certain deliverables or goals to be approved annually by the Compensation Committee of the Company’s Board of Directors; the target amount of such annual bonus is 60% of his base salary, and shall be at least $50,000.

The Agreement provides that if Mr. Rallo’s employment is terminated as a result of his death, his estate will receive his base salary through the next full calendar month following the date of termination of his employment and all other unpaid amounts owed to him under the Agreement. If the Company terminates Mr. Rallo’s employment due to his Disability (as defined in the Agreement), he is entitled to receive his base salary through the third full calendar month following the date of termination of his employment and all other unpaid amounts owed to him under the Agreement, provided that his base salary will be reduced by any amounts received under any disability insurance provided by the Company. The Agreement also provides that if the Company terminates Mr. Rallo’s employment other than for Cause (as defined in the Agreement), Disability or death, or elects not to extend the term of the Agreement, or if Mr. Rallo terminates his employment for Good Reason (as defined in the Agreement), the Company will pay Mr. Rallo: (1) his base salary through the date of termination of his employment and all other unpaid amounts owed to him under the Agreement and (2) a lump-sum severance package equal to the sum of twelve months of his base salary plus an amount equal to his average annual bonus for the previous two fiscal years.  The Agreement further provides that if, following a Corporate Transaction (as defined in the Agreement) the Company terminates Mr. Rallo’s employment other than for Cause, Disability or death or elects not to extend the Agreement, or Mr. Rallo terminates his employment for Good Reason, the Company will pay Mr. Rallo: (1) his base salary through the date of termination of his employment and all other unpaid amounts owed to him under the Agreement and (2) a lump-sum severance package equal to the sum of (a) his base salary multiplied by two plus (b) an amount equal to the sum of his annual bonus for each of the previous two fiscal years.  The Agreement provides that if the Company terminates Mr. Rallo’s employment for Cause, or if Mr. Rallo terminates his employment other than for Good Reason or elects not to extend the Agreement, the Company will pay Mr. Rallo his base salary through the date of termination of his employment and all other unpaid amounts owed to him under the Agreement.

The initial term of the Agreement extends through February 20, 2013.  The Agreement automatically renews for successive one-year terms unless either the Company or Mr. Rallo elects not to extend the term and provides prior notice of such election to the other at least 30 days prior to the end of the then-current term.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Executive Employment Agreement between Mr. Rallo and the Company, which is filed herewith.

The Executive Employment Agreement by and between the Company and Mr. Rallo is attached hereto as Exhibit 10.1.

Item 9.01.  Financial Statements and Exhibits.

(d)   Exhibits

The following exhibits are filed as part of this report:

10.1                                                Executive Employment Agreement by and between the Company and James M. Rallo, effective February 23, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDITY SERVICES, INC.
(Registrant)

Date: February 29, 2012	By:	/s/ James E. Williams
	Name:	James E. Williams
	Title:	Vice President, General Counsel and Corporate Secretary

Exhibit Index

Exhibit No.	Description

10.1	Executive Employment Agreement by and between the Company and James M. Rallo, effective February 23, 2012.